Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

Registration Number	Description of Registration Statement
333-193050	Carlisle Companies Incorporated Executive Incentive Program - Form S-8

333-207563	Carlisle Companies Incorporated Incentive Compensation Program - Form S-8

333-221410	Registration Statement of Carlisle Companies Incorporated - Form S‑3

of our report dated February 13, 2017, except for Note 2, Note 4, Note 5, Note 9, Note 12, and Note 17 as to which the date is February 14, 2019, with respect to the consolidated financial statements of Carlisle Companies Incorporated included in this Annual Report (Form 10-K) of Carlisle Companies Incorporated for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Phoenix, Arizona
February 14, 2019